CACI Raises Fiscal Year 2018 Guidance

Strong operating performance driving the increase

Arlington, Va. March 18, 2018 — CACI International Inc (NYSE:  CACI) announced today that it is raising its Fiscal Year 2018 (FY18) guidance.

As a result of strong operating performance on a number of programs throughout our operations, particularly on our fixed price contracts, we are raising our net income and diluted earnings per share guidance.  In addition, we are raising the lower end of our annual revenue guidance range due to the increased certainty we have regarding our operations as we approach our fourth fiscal quarter.  Investors are reminded that the recent Tax Reform legislation is expected to add approximately $100 million to net income, which was incorporated in our previous guidance issued on January 31, 2018 and is also reflected in the current guidance.  The table below summarizes our FY18 expectations and represents our views as of March 18, 2018.

(In millions except for tax rate and earnings per share)	Current Fiscal Year 2018 Guidance	Previous Fiscal Year 2018 Guidance
Revenue	$4,400 - $4,500	$4,350 - $4,500
Net income	$285 - $291	$277 - $283
Effective corporate tax rate	-3.4%	-3.4%
Diluted earnings per share	$11.26 - $11.50	$10.95 - $11.19
Diluted weighted average shares	25.3	25.3

CACI provides information solutions and services in support of national security missions and government transformation for Intelligence, Defense, and Federal Civilian customers. A Fortune Magazine World’s Most Admired Company in the IT Services industry, CACI is a member of the Fortune 1000 Largest Companies, the Russell 2000 Index, and the S&P SmallCap600 Index. CACI’s sustained commitment to ethics and integrity defines its corporate culture and drives its success. With approximately 18,700 employees worldwide, CACI provides dynamic career opportunities for military veterans and industry professionals to support the nation’s most critical missions. Join us! www.caci.com.

There are statements made herein which do not address historical facts and, therefore, could be interpreted to be forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such statements are subject to factors that could cause actual results to differ materially from anticipated results. The factors that could cause actual results to differ materially from those anticipated include, but are not limited to, the following: legal, regulatory, and political change as a result of transitioning to a new presidential administration that could result in economic uncertainty; changes in U.S. federal agencies, current agreements with other nations, foreign events, or any other events which may affect the global economy; regional and national economic conditions in the United States and globally; terrorist activities or war; changes in interest rates; currency fluctuations; significant fluctuations in the equity markets; changes in our effective tax rate; failure to achieve contract awards in connection with re-competes for present business and/or competition for new business; the risks and uncertainties associated with client interest in and purchases of new products and/or services; continued funding of U.S. government or other public sector projects, based on a change in spending patterns, implementation of spending cuts (sequestration) under the Budget Control Act of 2011, or any legislation that amends or changes discretionary spending levels under that act; changes in budgetary priorities or in the event of a priority need for funds, such as homeland security; government contract procurement (such as bid protest, small business set asides, loss of work due to organizational conflicts of interest, etc.) and termination risks;  the results of government audits and reviews conducted by the Defense Contract Audit Agency, the Defense Contract Management Agency, or other governmental entities with cognizant oversight; individual business decisions of our clients; paradigm shifts in technology; competitive factors such as pricing pressures and/or competition to hire and retain employees (particularly those with security clearances); market speculation regarding our continued independence; material changes in laws or regulations applicable to our businesses, particularly in connection with (i) government contracts for services, (ii) outsourcing of activities that have been performed by the government, and (iii) competition for task orders under Government Wide Acquisition Contracts (GWACs) and/or schedule contracts with the General Services Administration; the potential impact of the announcement or consummation of a proposed transaction and our ability to successfully integrate the operations of our recent and any future acquisitions; our own ability to achieve the objectives of near term or long range business plans; and other risks described in our Securities and Exchange Commission filings.

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Corporate Communications and Media:	Investor Relations:

Jody Brown, Executive Vice President,	David Dragics, Senior Vice President,
Public Relations	Investor Relations
(703) 841-7801, jbrown@caci.com	(866) 606-3471, ddragics@caci.com
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